UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant	☒	Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

SONIC FOUNDRY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SONIC FOUNDRY, INC.

222 West Washington Avenue

Madison, Wisconsin 53703

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held March 10, 2022

The Annual Meeting of Stockholders of SONIC FOUNDRY, INC., a Maryland corporation (“Sonic”) will be held virtually, over the Internet, on March 10, 2022, for the following purposes:

1.	To elect one director to hold office for the term set forth herein and until his successor is duly elected and qualified.

2.	To vote on a Proposal to amend the 2020 Equity Incentive Plan to increase the number of shares of common stock subject to the plan from 1,000,000 to 2,000,000.

3.	To ratify the appointment of Wipfli LLP as our independent auditors for the fiscal year ending September 30, 2022;

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

All the above matters are more fully described in the accompanying Proxy Statement.

The Annual Meeting will be a virtual meeting held over the Internet via Mediasite at www.sonicfoundry.com/investors/annual-meeting. You will be able to vote your shares electronically at proxyvote.com by entering your sixteen-digit control number located on your proxy card or in the email you have consented to receive from your bank/broker that retains your shares.

Only holders of record of Common Stock at the close of business on January 21, 2022 are entitled to notice of, and to vote at, this virtual meeting or any adjournment or adjournments thereof. You are invited to attend the virtual annual meeting if you are a stockholder of record or a beneficial owner of shares of our common stock as of the Record Date.

The Company has also arranged for space in our offices located at 222 West Washington Avenue, Suite 100, Madison, Wisconsin 53703 from which you can access the Internet and attend the meeting. Should you wish to do so, please contact Laura Delis at laura.delis@sonicfoundry.com no later than seven days prior to the virtual annual meeting. This is an option we are providing for your convenience, as required by Maryland law. YOU DO NOT HAVE TO UTILIZE THIS SPACE IN ORDER TO ACCESS THE VIRTUAL MEETING. YOU MAY ACCESS THE VIRTUAL MEETING FROM ANY CONVENIENT LOCATION.

Please complete and return the enclosed proxy in the envelope provided or follow the instructions on the proxy card to authorize a proxy by telephone or over the Internet.

By Order of the Board of Directors,

/s/ Ken Minor
Madison, Wisconsin January 27, 2022	Ken Minor Secretary

If you cannot personally attend the virtual meeting, it is earnestly requested that you promptly indicate your vote on the issues included on the enclosed proxy and date, sign and mail it in the enclosed self-addressed envelope, which requires no postage if mailed in the United States or, follow the instructions on the proxy card to authorize a proxy by telephone or over the Internet. Doing so will save us the expense of further mailings. If you sign and return your proxy card without marking choices, your shares will be voted in accordance with the recommendations of the Board of Directors.

SONIC FOUNDRY, INC.

222 W. Washington Avenue

Madison, Wisconsin 53703

January 27, 2022

PROXY STATEMENT

The Board of Directors of Sonic Foundry, Inc., a Maryland corporation (“Sonic”), hereby solicits the enclosed proxy. Unless instructed to the contrary on the proxy, it is the intention of the persons named in the proxy to vote the proxies:

FOR the election of Brian T. Wiegand for term expiring in 2027;

FOR a Proposal to amend the 2020 Equity Incentive Plan to increase the number of shares of common stock subject to the plan from 1,000,000 to 2,000,000;

FOR the ratification of the appointment of Wipfli LLP as independent auditors of Sonic for the fiscal year ending September 30, 2022.

In the event that a nominee for director becomes unavailable to serve, which management does not expect, the persons named in the proxy reserve full discretion to vote for any other persons who may be nominated. Proxies may also be authorized by telephone or over the Internet by following the instructions on the proxy card. Any stockholder giving a proxy may revoke it at any time prior to the voting of such proxy. This Proxy Statement and the accompanying proxy are being mailed on or about February 4, 2022.

Each holder of Common Stock will be entitled to one vote for each share of Common Stock standing in his or her name on our books at the close of business on January 21, 2022 (the “Record Date”). Only holders of issued and outstanding shares of Sonic's Common stock as of the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting, including any adjournment or postponement thereof. On that date, we had outstanding and entitled to vote 9,100,446 shares of Common Stock, held by 2,764 stockholders, of which all but 211 were held in street name.

The Annual Meeting will be a virtual meeting held over the Internet via Mediasite at www.sonicfoundry.com/investors/annual-meeting. You will be able to vote your shares electronically at proxyvote.com by entering your sixteen-digit control number located on your proxy card or in the email you have consented to receive from your bank/broker that retains your shares.

The Company has also arranged for space in our offices located at 222 West Washington Avenue, Suite 100, Madison, Wisconsin 53703 from which you can access the Internet and attend the virtual meeting. Should you wish to do so, please contact Laura Delis at laura.delis@sonicfoundry.com no later than seven days prior to the virtual Annual Meeting. This is an option we are providing for your convenience, as required by Maryland law. YOU DO NOT HAVE TO UTILIZE THIS SPACE IN ORDER TO ACCESS THE VIRTUAL MEETING. YOU MAY ACCESS THE VIRTUAL MEETING FROM ANY CONVENIENT LOCATION.

QUORUM; VOTES REQUIRED

Votes cast by proxy or in person at the virtual Annual Meeting will be tabulated by the inspector of elections appointed for the virtual Annual Meeting and will determine whether or not a quorum is present. Where, as to any matter submitted to the stockholders for a vote, proxies are marked as abstentions (or stockholders appear in person but abstain from voting), such abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be treated as present and entitled to vote for any other purpose. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter and has not received instructions from the beneficial owner, which is known as a broker non-vote, such shares will also be considered present for purposes of a quorum, provided that the broker exercises discretionary authority on any other matter in the Proxy. A majority of the shares of stock issued, outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum at the virtual Annual Meeting. The election of Directors requires a plurality of the votes present and entitled to vote. Therefore, the director who receives the highest vote total will be elected. Neither an abstention nor a withheld vote will affect the outcome of the election. The vote to amend the 2020 Stock Incentive Plan requires the affirmative vote of the holders of a majority of shares entitled to vote at the virtual Annual Meeting. If you abstain from voting or withhold your vote on either of these proposals, it will have the same effect as a vote against the proposals. The ratification of the appointment of Wipfli, LLP requires the affirmative vote of the holders of a majority of the votes cast at the virtual Annual Meeting. If you abstain or withhold your vote on these proposals, it will have no effect on the outcome of the proposal.

The New York Stock Exchange ("NYSE") has rules that govern brokers who have record ownership of listed company stock held in brokerage accounts for their clients who beneficially own the shares. Under these rules, brokers who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on certain discretionary matters but do not have discretion to vote uninstructed shares as to certain other non-discretionary matters. A broker may return a proxy card on behalf of a beneficial owner from whom the broker has not received instructions that casts a vote with regard to discretionary matters but expressly states that the broker is not voting as to non-discretionary matters. The broker's inability to vote with respect to the non-discretionary matters with respect to which the broker has not received instructions from the beneficial owner is referred to as a "broker non-vote". Under current NYSE interpretations, the proposal to ratify the appointment of Wipfli, LLP as our independent auditor is considered a discretionary matter.

DATE, TIME AND PLACE OF ANNUAL MEETING

The Annual Meeting will be held virtually, over the Internet, on March 10, 2022 at 9:00 a.m. (Central time).

HOW TO VOTE AT THE ANNUAL MEETING

The Annual Meeting will be a virtual meeting held over the Internet via Mediasite at www.sonicfoundry.com/investors/annual-meeting. You will be able to vote your shares electronically at proxyvote.com by entering your sixteen-digit control number located on your proxy card or in the email you have consented to receive from your bank/broker that retains your shares.

The Company has also arranged for space in our offices located at 222 West Washington Avenue, Suite 100, Madison, Wisconsin 53703 from which you can access the Internet and attend the virtual meeting. Should you wish to do so, please contact Laura Delis at laura.delis@sonicfoundry.com no later than seven days prior to the virtual annual meeting. This is an option we are providing for your convenience, as required by Maryland law. YOU DO NOT HAVE TO UTILIZE THIS SPACE IN ORDER TO ACCESS THE VIRTUAL MEETING. YOU MAY ACCESS THE VIRTUAL MEETING FROM ANY CONVENIENT LOCATION.

PROPOSAL ONE: ELECTION OF DIRECTOR

Our Amended and Restated Articles of Incorporation and Bylaws provide that the Board of Directors shall be divided into five classes, with each class having a five-year term. Directors are assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. Vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes may be filled by either the affirmative vote of the holders of a majority of the then-outstanding shares or by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board of the Directors. Newly created directorships resulting from any increase in the number of directors may, unless the Board of Directors determines otherwise, be filled only by a majority vote of the entire Board of Directors. A director elected by the Board of Directors to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve until the next annual meeting of stockholders or until such director’s successor is elected and qualified.

Our Amended and Restated Articles of Incorporation provide that the number of directors, which shall constitute the whole Board of Directors, shall not be less than three or more than twelve. The currently authorized number of directors is seven. The seat on the Board of Directors currently held by Brian T. Wiegand. is designated as a Class IV Board seat, with a term expiring at the Annual Meeting. The Board of Directors has nominated Brian T. Wiegand as a Class IV Director for election at the Annual Meeting.

If elected at the Annual Meeting, Mr. Wiegand would serve until the 2027 Annual Meeting and until his successor is elected and qualified or until his earlier death, resignation or removal.

The election of Mr. Wiegand requires a plurality of the votes present and entitled to vote.

Nominee for Director for a Five-Year term expiring on the 2027 Annual Meeting

Brian T. Wiegand	Term Expires in 2022 (Class IV Director)

Mr. Wiegand, age, 53, has been a director of the Company since July 2012, and is a serial entrepreneur who successfully founded and sold several internet-based companies. He is currently the founder and CEO of Gravy, Inc., a live video shopping platform. Mr. Wiegand founded and served as CEO of Hopster, a company that links digital marketing efforts with real-world shopping behavior by rewarding consumer purchase loyalty, engagement and advocacy. Hopster announced in October 2014 that it was acquired by Inmar, Incorporated, where Mr. Wiegand served as SVP of Growth and Strategy from the date of purchase to August 2016. Mr. Wiegand co-founded and served as executive chair of the board of Alice.com, an online retail platform that connects manufacturers and consumers in the consumer packaged goods market. Alice.com filed for receivership in August 2013. Mr. Wiegand also co-founded Jellyfish.com, a shopping search engine, in June of 2006. He served as CEO until October 2007 when the company was sold to Microsoft. Mr. Wiegand continued with Microsoft as the General Manager of Social Commerce until May 2008. He also co-founded NameProtect, a trademark research and digital brand protection services company in August 1997 which was sold to Corporation Services Company in March 2007. In addition, Mr. Wiegand founded BizFilings in 1996, the Internet’s leading incorporation Services Company. He served as the president and CEO until 2002 when the company was acquired by Wolters Kluwer. Mr. Wiegand attended the University of Wisconsin – Madison.

DIRECTORS CONTINUING IN OFFICE

William St. Lawrence	Term Expires in 2023 (Class V Director)

Mr. St. Lawrence, age 52, was elected as a Director in May 2021. Mr. St. Lawrence has served as the General Counsel / VP of Business Development at BioDental Sciences, Inc, a dental technology and services company since August 2019. Prior to joining BioDental Sciences, Inc.,Mr. St. Lawrence served from February 2017 to August 2019, as the General Counsel and then interim CEO at Northern Power Systems (TSX), a VT-based renewable energy company. From September 2012 to December 2020 Mr. St. Lawrence was General Counsel and Chief Administrative Officer / Advisor for Northeast Wireless Networks, a wholesale shared access cellular networks company acquired by AT&T in September 2018. Mr. St. Lawrence has a B.A. in History from Hobart and William Smith Colleges and a J.D. from the University of Maine School of Law.

Nelson A. Murphy	Term Expires in 2024 (Class I Director)

Mr. Murphy, age 61, has been a Director since November 2017. Since June 2022, Mr. Murphy has served as Vice President for Finance and Administration at Transylvania University, a liberal arts college in Lexington, Kentucky.  From January 2015 to May 2020 Mr. Murphy had been the Executive VP, Finance & Operations for Catawba College, a private liberal arts college.  From August 2013 to June 2015 Mr. Murphy was VP, International Finance at Syniverse Technologies, Inc. in Luxembourg, a provider of mobile technologies, and from October 2010 to August 2013 served as VP – Finance, Defensive Systems Division at Northrop Grumman Corporation, a global security company. Previously, Mr. Murphy served in various senior finance roles at AT&T including responsibility for finance in operations located in Europe, the Middle East and Latin America. Mr. Murphy has a B.S. in Accounting from Wake Forest University.

Mark D. Burish	Term Expires in 2025 (Class II Director)

Mr. Burish, age 68, has been a director since March 2010 and has served as Non-Executive Chair since April 2011. Mr. Burish is a shareholder of the law firm of Hurley Burish SC, Madison, WI, which he helped start in 1983. He was the founder and CEO of Our House Senior Living, LLC, Milestone Senior Living, LLC and Milestone Management Services, LLC which he started in 1997 and later sold. Mr. Burish received his BA degree in communications from Marquette University in 1975 and his JD degree from the University of Wisconsin in 1978.

Joe Mozden Jr.	Term Expires in 2025 (Class II Director)

Mr. Mozden, age 58, was appointed by the Board of Directors to serve as the Company’s Chief Executive Officer, effective September 14, 2020, and to serve as a Class II Director. Prior to joining the Company, from 2015 to 2020, Mr. Mozden served as Vice-President of DeVry University and leader of DeVryWORKS, an e-learning platform focused on servicing corporations, military and educational institutions. From 2005 to 2015 he served as Executive Vice-President and Chief Operating Officer for the Allant Group, a private equity-owned multi-channel marketing services provider specializing in database marketing, data aggregation, and analytics for advanced advertising, direct mail, telemarketing, e-mail marketing, and big data. He also has been in sales and marketing roles at Commonwealth Telephone Enterprises, Inc. and LSSI, a data aggregator providing content and SaaS offerings to telco, marketing, cable and SEO companies. His other board affiliations include a manufacturing company and a non-for-profit charitable organization. Mr. Mozden received a BS in Electrical Engineering from Rensselaer Polytechnic Institute and an MBA in Finance and International Business from the New York University Stern School of Business.

Frederick H. Kopko, Jr.	Term Expires in 2026 (Class III Director)

Mr. Kopko, age 66, served as Sonic Foundry’s Secretary from April 1997 to February 2001 and has been a Director since December 1995. Mr. Kopko is a partner of the law firm of McBreen & Kopko, Chicago, Illinois, and has been a partner of that firm since January 1990. Mr. Kopko practices in the area of corporate law. He is the Managing Director, Neltjeberg Bay Enterprises LLC, a merchant banking and business consulting firm and has been a Director of Mercury Air Group, Inc. since 1992. Mr. Kopko received a B.A. degree in Economics from the University of Connecticut, a J.D. degree from the University of Notre Dame Law School and an M.B.A. degree from the University of Chicago.

Taha Jangda	Term Expires in 2026 (Class III Director)

Mr. Jangda, age 30, was elected as a Director in May 2021. Mr. Jangda is the General Partner of Healthx Ventures, a digital healthcare-focused early-stage fund since December 2016, a member of the board of directors of Orbita, Inc. since 2018 as well as serving in numerous board observer and advisory roles. Prior to his current roles, Mr. Jangda served from February 2015 to September 2017, as one of the founding team members and Strategic Advisor of TMC Innovation Institute, an accelerator program for the development of medical devices and digital heath startups. From September 2015 to December 2016 Mr. Jangda served as the Chief Evangelist of Redox, a healthcare industry software company. From August 2014 to October 2015 Mr. Jangda was the Director of Commercialization for Admetsys, a developer of real-time diagnostic platform and closed-loop artificial pancreas. Mr. Jangda has a BS in Psychology from Texas A&M University.

When considering whether the Board of Directors and nominees thereto have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of our business and structure, the Board of Directors focused primarily on the information discussed in each of the Board members' biographical information set forth above. Each of the Company's directors possess high ethical standards, act with integrity and exercise careful, mature judgment. Each is committed to employing his skills and abilities to aid the long-term interests of the stakeholders of the Company. In addition, each of our directors has exhibited judgment and skill, and has either been actively involved with the Company for a considerable period of time or has experience with other organizations of comparable or greater size. In particular, Mr. Kopko has had extensive experience with companies comparable in size to Sonic Foundry, including serving as a director of Mercury Air Group, Inc. and other private and public companies and fills a valuable need with experience in securities and other business law. Mr. Burish brings additional valuable legal experience to the Board as well as experience obtained through founding multiple companies. Mr. Wiegand has significant experience in founding and operating technology companies and building brand awareness with both businesses and consumers. Mr. Murphy has significant experience in finance and accounting both in the higher education field as well as with technology companies. Mr. Mozden has significant experience in developing and managing e-learning platforms. Mr. Jangda has significant experience founding and investing in technology companies. Mr. St. Lawrence has substantial experience in business law and managing technology companies.

CORPORATE GOVERNANCE

Director Independence

The Company recently uplisted to the NASDAQ Capital Market (“NASDAQ”) and complies with both the initial and maintenance requirements for listing on NASDAQ. NASDAQ requires that a majority of the members of our Board be independent, as defined under NASDAQ’s rules. The NASDAQ rules have both objective tests and a subjective test for determining who is an “independent director.”  The objective tests state, for example, that a director is not considered independent if he or she is an employee of the Company or has engaged in various types of business dealings with the Company. The subjective test states that an independent director must be a person who lacks a relationship that in the opinion of the Board would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has made a subjective determination as to each independent director that no relationship exists that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviews information provided by the directors in an annual questionnaire with regard to each director’s business and personal activities as they relate to the Company. Based on this review and consistent with NASDAQ’s independence criteria, the Board has affirmatively determined that Nelson A. Murphy, Taha Jangda, William St. Lawrence and Brian T. Wiegand are independent.

Related Person Transaction

The Board has adopted a Related Person Transaction Policy (the “Policy”), which is a written policy governing the review and approval or ratification of Related Person Transactions, as defined in SEC rules.

Under the Policy, each of our directors and executive officers must notify the Chairman of the Audit Committee in writing of any new potential Related Person Transaction involving such person or an immediate family member. The Audit Committee will review the relevant facts and circumstances and will approve or ratify the transaction only if it determines that the transaction is not inconsistent with, the best interests of the Company. The Related Party Transaction must then be approved by the independent directors. In determining whether to approve or ratify a Related Person Transaction, the Audit Committee and the independent directors may consider, among other things, the benefits to the Company; the impact on the director’s independence (if the Related Person is a director or an immediate family member); the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally.

Board Leadership Structure and Role in Risk Oversight

Mark D. Burish serves as Non-Executive Chairman of the Board and Joe Mozden Jr. serves as our Chief Executive Officer.  The Company believes that having separate positions provides an appropriate leadership structure.

Our business and affairs are managed under the direction of our board, which is the Company’s ultimate decision-making body, except with respect to those matters reserved to our stockholders. Our Board’s key mission is to maximize long-term stockholder value. Our Board establishes our overall corporate policies, selects and evaluates our executive management team (which is charged with the conduct of our business), and acts as an advisor and counselor to executive management. Our board also oversees our business strategy and planning, as well as the performance of management in executing its business strategy and assessing and managing risks.

What is the Board’s role in risk oversight?

The board takes an active role in monitoring and assessing the Company’s risks, which include risks associated with operations, credit, financing and capital investments. Management is responsible for the Company’s day-to-day risk management activities and our board’s role is to engage in informed risk oversight. Management, through its disclosure committee, compiles an annual ranking of risks to which the Company could be subjected and reviews the results of this risk assessment with the audit committee. Any significant risks are then reviewed by the board and assigned for oversight. In fulfilling this oversight role, our board focuses on understanding the nature of our enterprise risks, including our operations and strategic direction, as well as the adequacy of our risk management process and overall risk management system. There are a number of ways our board performs this function, including the following:

•	at its regularly scheduled meetings, the board receives management updates on our business operations, financial results and strategy and discusses risks related to the business;
•

the audit committee assists the board in its oversight of risk management by discussing with management, particularly, the Chief Financial Officer, our guidelines and policies regarding financial and enterprise risk management and risk appetite, including major risk exposures, and the steps management has taken to monitor and control such exposures; and

•

through management updates and committee reports, the board monitors our risk management activities, including the annual risk assessment process, risks relating to our compensation programs, and financial and operational risks being managed by the Company.

The board of directors also has oversight responsibility for risks and exposures related to employee compensation programs and management succession planning and assesses whether the organization’s compensation practices encourage risk taking that would have a material adverse effect on the Company. The compensation committee periodically reviews the structure and elements of our compensation programs and its policies and practices that manage or mitigate such risk, including the balance of short-term and long-term incentives, use of multiple performance measures, and a multi-year vesting schedule for long-term incentives. Based on these reviews, the committee believes our compensation programs do not encourage excessive risk taking.

Board Structure and Meetings

The Board met four times during Fiscal 2021. The Board also acted by written consent from time to time. All directors attended at least 75% of the total number of Board meetings and committee meetings on which they serve (during the period in which each director served).  In addition, NASDAQ marketplace rules contemplate that the independent members of our Board will meet during the year in separate closed meetings referred to as “executive sessions” without any employee director or executive officer present.  Executive sessions were usually held after regularly scheduled Board meetings during Fiscal 2021.

The Board of Directors has four standing committees, the Audit Committee, the Executive Compensation Committee, the Governance Committee and the Nominations Committee. The Board of Directors also established a special committee of disinterested and independent members to consider and negotiate the terms of transactions between the Company and Mark D. Burish, the Company’s chair.

Sonic has a standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Through April 30, 2021, the members of the Audit Committee were Messrs. Murphy (chair), Slayton and Wiegand. Currently, members of the Audit Committee are Messrs. Murphy (chair), Jangda and Wiegand. Sonic’s Board of Directors has determined that all members of Sonic’s Audit Committee are “independent” as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act and as defined under Nasdaq listing standards. The Audit Committee provides assistance to the Board in fulfilling its oversight responsibility including: (i) internal and external financial reporting, (ii) risks and controls related to financial reporting, and (iii) the internal and external audit process. The Audit Committee is also responsible for recommending to the Board the selection of our independent public accountants and for reviewing all related party transactions. The Audit Committee met four times in Fiscal 2021. A copy of the charter of the Audit Committee is available on Sonic’s website.

Sonic's Board of Directors has determined that, due to his experience serving in senior financial roles at several companies as well as his degree in accounting, Mr. Murphy meets the definition of audit committee financial expert as that term is defined under the rules of the Securities and Exchange Commission. The members of the Audit Committee also meet the Nasdaq Stock Market requirements regarding the financial sophistication and the financial literacy of members of the Audit Committee.

The Compensation Committee consists of Messrs. Wiegand (chair) and St. Lawrence. The Board of Directors has determined that all of the members of the Compensation Committee are “independent” as defined under Nasdaq listing standards. The Compensation Committee makes recommendations to the Board with respect to salaries of employees, the amount and allocation of any incentive bonuses among the employees, and the amount and terms of stock options to be granted to executive officers. The Compensation Committee met three times in Fiscal 2021. A copy of the charter of the Compensation Committee is available on Sonic’s website.

The Nominations Committee consists of Messrs. Wiegand (chair) and Murphy. The Board of Directors has determined that all of the members of the Nominations Committee are “independent” as defined under Nasdaq listing standards. The purpose of the Nominations Committee is to evaluate and recommend candidates for election as directors, make recommendations concerning the size and composition of the Board of Directors, develop specific criteria for director independence, and assess the effectiveness of the Board of Directors. Our Board of Directors has adopted a charter for the Nominations Committee, which is available on Sonic’s website. The Nominations Committee will review all candidates in the same manner regardless of the source of the recommendation. In recommending candidates for election to the Board of Directors, the Nominations Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board of Directors. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Generally, the Nominations Committee will consider various criteria in considering whether to make a recommendation. These criteria include expectations that directors have substantial accomplishments in their professional backgrounds and are able to make independent, analytical inquiries and exhibit practical wisdom and mature judgment. Director candidates should possess the highest personal and professional ethics, integrity and values, be committed to promoting the long-term interest of our stockholders and be able and willing to devote the necessary time to carrying out their duties and responsibilities as members of the Board. While the Board of Directors has not adopted a policy regarding diversity, we also believe our directors should come from diverse backgrounds and experience bases in order to promote the representation of diverse views on the Board of Directors. Stockholder recommendations of candidates for Board membership will be considered when submitted to Corporate Secretary, Sonic Foundry, Inc., 222 W. Washington Ave., Madison, WI 53703. When submitting candidates for nomination to be elected at Sonic's annual meeting of stockholders, stockholders must also follow the notice procedures and provide the information required by Sonic's bylaws.

In particular, for a stockholder to nominate a candidate for election at the 2022 Annual Meeting of Stockholders, the nomination must be delivered or mailed to and received by Sonic's Secretary prior to September 27, 2022 (or, if the 2022 annual meeting is advanced by more than 30 days or delayed by more than 60 days from March 10, 2023, not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth calendar day following the date on which public announcement of the date of the annual meeting is first made). The nomination must include the same information as is specified in Sonic's bylaws for stockholder nominees to be considered at an annual meeting, including the following:

•	The stockholder's name and address and the beneficial owner, if any, on whose behalf the nomination is proposed;
•	The stockholder's reason for making the nomination at the annual meeting, and the signed consent of the nominee to serve if elected;
•	The number of shares owned by, and any material interest of, the record owner and the beneficial owner, if any, on whose behalf the record owner is proposing the nominee;
•	A description of any arrangements or understandings between the stockholder, the nominee and any other person regarding the nomination; and
•

Information regarding the nominee that would be required to be included in Sonic's proxy statement by the rules of the Securities and Exchange Commission, including the nominee's age, business experience for the past five years and any other directorships held by the nominee.

DIRECTORS COMPENSATION

Our directors who are not also our full-time employees, receive an annual retainer of $10,000 in addition to a fee of $750 for attendance at each meeting of the Board of Directors and $500 per committee meeting attended, other than special committee meetings for which members receive $1,000 per committee meeting attended. In addition, the chair of the Audit Committee receives an Audit Committee annual retainer of $4,000 and the chair of the Compensation Committee receives a $1,500 Compensation Committee annual retainer. Mr. Burish receives an annual retainer of $17,500 as compensation for his services as Chair of the Board of Directors. The total fee compensation earned by the five non- employee directors combined in Fiscal 2021 was $108.000. When traveling from out-of-town, the members of the Board of Directors are also eligible for reimbursement for their travel expenses incurred in connection with attendance at Board meetings and Board Committee meetings. Directors who are also employees do not receive any compensation for their participation in Board or Board Committee meetings.

Pursuant to the 2008 Sonic Foundry Non-Employee Amended Directors Stock Option Plan (the “Directors Plan”) we grant to each non-employee director who is reelected or who continues as a member of the Board of Directors at each annual stockholders meeting a stock option to purchase 2,000 shares of Common Stock. Further, the chair of our Audit Committee receives an additional stock option grant to purchase 500 shares of Common Stock per year pursuant to Sonic’s Non-Employee Amended Directors Stock Option Plan.

The exercise price of each stock option granted was equal to the market price of Common Stock on the date the stock option was granted. Stock options issued under the Directors Plan vest fully on the first anniversary of the date of grant and expire after ten years from date of grant. An aggregate of 150,000 shares are reserved for issuance under the Directors Plan.

If any change is made in the stock subject to the Directors Plan, or subject to any option granted thereunder, the Directors Plan and options outstanding thereunder will be appropriately adjusted as to the type(s), number of securities and price per share of stock subject to such outstanding options.

The options and warrants set forth above have an exercise price equal to the fair market value of the underlying common stock on the date of grant. The term of all such options is ten years.

The following table summarizes cash and equity compensation provided our non-employee directors during the fiscal year ended September 30, 2021.

Name (a)	Fees Earned Or Paid In Cash ($)(1) (b)	Stock Awards ($)(2) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compen- sation ($) (e)	Change in Pension Value and Non-qualified Deferred Compen- sation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)

Mark D. Burish	1,500	29,750	6,620	—			37,870
Taha Jangda	1,250	10,000	2,960	—			14,210
Frederick H. Kopko	12,250	—	6,620	—			18,870
Nelson A. Murphy	21,250	—	6,620	—			27,870
David F. Slayton	3,500	—	3,660	—			7,160
William St. Lawrence	12,750	—	2,960	—			19,370
Gary R. Weis	1,500	—	3,660	—			5,160
Brian T. Wiegand	14,250	—	6,620	—			20,870

(1)	The amount reported in column (b) is the total of retainer fees and meeting attendance fees paid in cash.
(2)	The amount reported in column (c) is the total of retainer fees and meeting attendance fees awarded in common stock.
(3)

The amount reported in column (d) is the aggregate grant date fair value of options granted during the fiscal year ended September 30, 2021, in accordance with FASB ASC Topic 718. Each director other than Messrs. St. Lawrence and Jangda received an option award of 2,000 shares for the Shareholder meeting held on January 28, 2021, while each director other than Messrs. Slayton and Weis received an option award of 2,000 for the Shareholder meeting held on June 24, 2021, at exercise prices of $3.85 and $3.75, respectively. The grant date fair values for the meetings were $3,660 and $2,960, respectively.

(4)	On May 12, 2021, the Company announced the resignations of Messrs. Slayton and Weis and corresponding appointments of Messrs. Jangda and St. Lawrence.

EXECUTIVE OFFICERS OF SONIC

Our executive officers, who are appointed by the Board of Directors, hold office for one-year terms or until their respective successors have been duly elected and have qualified. There are no family relationships between any of the executive officers of Sonic.

Joe Mozden, age 58, was appointed by the Board of Directors to serve as the Company’s Chief Executive Officer, effective September 14, 2020. For further information regarding Mr. Mozden, please refer to “Directors Continuing in Office”.

Kenneth A. Minor, age 59, has been our Chief Financial Officer and Secretary since March 2021. Mr. Minor previously served as our Chief Financial Officer from June 1997 through May 2020. Mr. Minor provides fractional CFO and other financial consulting services through Spotlight CFO Services to other organizations, a firm he founded in August 2019. Mr. Minor is a certified public accountant and has a B.B.A. degree in accounting from Western Michigan University.

Robert M. Lipps, age 50, is Executive Vice President of Corporate Strategy. First joining Sonic Foundry in April 2006 as Vice President of International Sales, Mr. Lipps has held various global sales & marketing leadership roles during his tenure. He holds 25 years of sales leadership, business development and emerging market entry expertise in the technology and manufacturing sectors, including sales, marketing and channel management.  From January 2004 to March 2006 he served as General Manager of Natural Log Homes LLC, a New Zealand based manufacturer of log homes. From July 1999 to Dec 2002 he served as US Mid-Tier Alliance Manager & Latin America Region Manager at Adaytum, a software publisher of planning and performance management solutions, (acquired by Cognos Software, an IBM Company, in January 2003) and from May 1996 to July 1999 he served as International Sales Manager for Persoft, a software publisher of host access and mainframe connectivity solutions (acquired by Esker software in 1998). Mr. Lipps has a B.S. degree in Marketing from the University of Wisconsin at La Crosse.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information known to us about the beneficial ownership of our Common Stock as of January 21, 2022, by each stockholder known by us to own beneficially more than 5% of our Common Stock, each of our executive officers named in the Summary Compensation Table (“Named Executive Officers”), each of our directors, and all of our directors and executive officers as a group. Unless otherwise noted, the mailing address for these stockholders is 222 West Washington Avenue, Madison, Wisconsin 53703.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Shares of common stock issuable upon the exercise of stock options or warrants exercisable within 60 days after January 21, 2022, which we refer to as Presently Exercisable Options or Presently Exercisable Stock Warrants, are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

Name of Beneficial Owner(1)	Number of Shares of Class Beneficially Owned	Percent of Class(2)
Common Stock
Mark D. Burish(3) 33 East Main St. Madison, WI 53703	3,709,798	40.5%

Andrew D. Burish(4) 8020 Excelsior Drive Madison, WI, 53717	1,041,929	11.2

Joe Mozden, Jr.(5)	159,500	1.7

Robert M. Lipps(6)	162,235	1.8

Frederick H. Kopko, Jr.(7) 29 South LaSalle Street Chicago, IL 60603	95,287	1.0

Brian T. Wiegand (8) 5574 Polo Ridge Waunakee, WI 53597	86,090	*

Nelson A. Murphy(9) 2300 W. Innes St. Salisbury, NC 28144	58,508	*

Kenneth A. Minor	16,520	*

Taha Jangda 3827 Linklea Drive Houston, TX 77025	2,381	*

William St. Lawrence	—	*

All current Executive Officers and Directors as a Group (9 persons)(10)	4,290,319	45.1

*         less than 1%

(1)

Sonic believes that the persons named in the table above, based upon information furnished by such persons, except as set forth in note (4) where such information is based on a Schedule 13G, have sole voting and dispositive power with respect to the number of shares indicated as beneficially owned by them.

(2)	Applicable percentages are based on 9,100,446 shares outstanding, adjusted as required by rules promulgated by the Securities and Exchange Commission.
(3)	Includes 16,000 shares subject to Presently Exercisable Options and 50,676 presently exercisable Common Stock Warrants.
(4)	Includes 232,558 shares subject to Presently Exercisable Common Stock Warrants. Information is based on information provided to the Company on January 18, 2022.
(5)	Includes 146,000 shares subject to Presently Exercisable Options.
(6)	Includes 160,160 shares subject to Presently Exercisable Options.
(7)	Includes 16,000 shares subject to Presently Exercisable Options.
(8)	Includes 20,000 shares subject to Presently Exercisable Options.
(9)	Includes 9,000 shares subject to Presently Exercisable Options.
(10)	Includes an aggregate of 317,836 Presently Exercisable Options and Common Stock Warrants

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis describes our compensation strategy, policies, programs and practices for the executive officers identified in the Summary Compensation Table. Throughout this proxy statement, we refer to these individuals, who serve as our Chief Executive Officer, Chief Financial Officer and Executive Vice President of Sales as the “Named Executive Officers.”

The Executive Compensation Committee (“Committee”) establishes and oversees our compensation and employee benefits programs and approves the elements of total compensation for the executive officers. The day-to-day design and administration of our retirement and employee benefit programs available to our employees are handled by our Human Resources and Finance Department employees. The Committee is responsible for reviewing these programs with management and approving fundamental changes to them.

Overview and Objectives of our Executive Compensation Program

The compensation program for our executive officers is designed to attract, motivate, reward and retain highly qualified individuals who can contribute to Sonic’s growth with the ultimate objective of increasing stockholder value.   Our compensation program consists of several forms of compensation:  base salary, annual bonus, long-term incentives and limited perquisites and benefits.

Base salary and annual bonus are cash-based while long-term incentives consist of stock option awards. The Committee does not have a specific allocation goal between cash and equity-based compensation or between annual and long-term incentive compensation. Instead, the Committee relies on the process described in this discussion and analysis in its determination of compensation levels and allocations for each executive officer.

The recommendations of the Chief Executive Officer play a significant role in the compensation-setting process. The Chief Executive Officer provides the Committee with an annual overall assessment of Sonic’s achievements and performance, his evaluation of individual performance and his recommendations for annual compensation and long-term incentive awards. The Committee has discretion to accept, reject or modify the Chief Executive Officer’s recommendations. The Committee determines the compensation for the Chief Executive Officer in an executive session.

Market Competitiveness

The Committee’s target is for total cash compensation to be competitive with a greater emphasis on upside potential tied to stock performance. Given competitive recruiting pressures, the Committee retains its discretion to deviate from this target under appropriate circumstances. The Committee periodically receives updates of the published compensation data

Pay for Performance

The Committee believes that both long and short term compensation of executive officers should correlate to Sonic’s overall financial performance.  Incentive payouts will be larger with strong performance and smaller if Sonic’s financial results decline. From time to time, extraordinary Board-approved initiatives in a fiscal year, such as a restructuring, acquisition, or divestiture, are considered by the Committee in its overall evaluation of Sonic’s performance.

Peer Group Analysis

Compensation data came from a peer group of twelve public companies that we consider similar to our market for sales, or for key talent, or with similar financial or other characteristics such as number of employees. The companies in the peer group are described above.

Components of Executive Compensation

Base Salary

The Committee seeks to pay the executive officers a competitive base salary in recognition of their job responsibilities for a publicly held company.

As part of determining annual compensation review, the Committee also considers the Chief Executive Officer’s recommendation regarding individual performance as well as internal equitable considerations.

In evaluating individual performance, the Committee considers initiative, leadership, tenure, experience, skill set for the particular position, knowledge of industry and business, and execution of strategy in placing the individual within the range outlined.

The Committee met on December 10, 2021 for consideration of base compensation changes for Messrs. Mozden and Lipps. In order to align compensation with company performance the Committee maintained base compensation at the current levels for Messrs Mozden and Lipps representing $300,000 and $235,000, respectively. Further, the Committee approved the calculation of bonus earned for each at $150,000 and $47,000. Finally, the Committee approved grants of stock options including: 1)150,000 performance options for Mr. Mozden that were referenced in his employment agreement, including the immediate vesting of 45,000 of those options for goals met in fiscal 2021; 2) 60,000 options for Mr. Mozden as additional compensation for capital markets activities concluded in fiscal 2021, which will vest equally on the next three annual anniversaries; 180,000 performance options for Mr. Mozden as compensation for future capital markets activities; and 10,000 for Mr. Lipps which vest equally on the next three annual anniversaries. All options have a maximum life of ten years and were issued with an exercise price equal to the closing market price on the date of grant.

Annual Performance-Based Variable Compensation

The performance-based variable compensation reported for each executive officer represents compensation that was earned based on incentive plans. The following describes the methodologies used by the Compensation Committee to determine the final annual performance-based variable compensation earned by each executive officer:

Selection of Performance Metrics.

For fiscal 2021, the Compensation Committee designed an incentive program driven by achievement of a combination of target revenue and earnings results. Messrs. Mozden and Lipps were included in the plan.

Payout Based on Performance Against Goals.

For fiscal 2021 the Company’s performance, as evaluated by the Compensation Committee, lead to the determination Messrs. Mozden and Lipps earned $150,000 and $47,000, respectively.

Stock Options

The Committee has a long-standing practice of providing long-term incentive compensation grants to the executive officers. The Committee believes that such grants, in the form of stock options, help align our executive officers’ interests with those of Sonic’s stockholders. All stock options have been granted under our 2009 Stock Incentive Plan or 2020 Equity Incentive Plan (“Employee Plans”). The 2009 Stock Incentive Plan is now terminated.

The Committee reviews option grant recommendations by the Chief Executive Officer for each executive officer, but retains full discretion to accept, reject or revise each recommendation.  The Committee’s policy is to grant options on the date it approves them or such other future date as the Committee may agree at the time of approval. The exercise price is determined in accordance with the terms of the Employee Plan and cannot be less than the Fair Market Value, as defined in the Plan, of Sonic’s common stock. The Committee typically grants options once per year, but may grant options to newly hired executives at other times.

In making its determinations, the Committee considers the number of options or shares owned by the executive officers.

Health and Welfare Benefits

Our officers are covered under the same health and welfare plans, including our 401(k) plan, as salaried employees.

Employment Agreements

The Company has employment agreements with Messrs. Mozden and Lipps. Pursuant to such agreements, Messrs. Mozden and Lipps receive annual base salaries, of $300,000 and $235,000, respectively, subject to increase each year at the discretion of the Board of Directors. Messrs. Mozden and Lipps are also entitled to incidental benefits of employment under the agreements. Each of the employment agreements provides that a cash severance payment be made upon termination, other than for cause, or upon death or disability.  In the case of Mr. Mozden, such cash severance is equal to his then current base compensation paid bi-weekly over a twelve-month period. In the case of Mr. Lipps, such cash severance is equal to the highest cash compensation paid in any of the last three fiscal years immediately prior to termination.  In addition, Messrs. Mozden will receive immediate vesting of all previously unvested common stock and stock options and have the right to voluntarily terminate his employment, and receive the same severance arrangement detailed above following (A) a change in control defined as (i) any “person” becoming a “ beneficial” owner of stock of Sonic Foundry representing 50% or more of the total voting power of Sonic Foundry’s then outstanding stock; or, (ii) Sonic Foundry is acquired by another entity through the purchase of substantially all of its assets or securities; or (iii) Sonic Foundry is merged with another entity, consolidated with another entity or reorganized in a manner in which any “person” is or becomes a “beneficial” owner of stock of the surviving entity representing 50% or more of the total voting power of the surviving entity’s then outstanding stock; or (B) good reason defined as (i) a material diminution of his title, authority, status, duties or responsibilities; (ii) A material breach by the Company of the employment agreement; or (C) and change in the location of the Company’s principal office to a location more that 50 miles outside of the Madison metropolitan area.

Mr. Lipps may similarly voluntarily terminate his employment and receive severance equal to the base and incentive compensation received by him in the fiscal year immediately prior to his termination upon a change in control if, one of the instances of good reason occurs within two years of such change in control without the consent of Mr. Lipps, with 90 days notice. Both change in control and good reason is defined the same as described above for Mr. Mozden.

Pursuant to the employment agreements, each of Messrs. Mozden and Lipps have agreed not to disclose our confidential information and not to compete against us during the term of his employment agreement and for a period of one year thereafter. Such non-compete clauses may not be enforceable, or may only be partially enforceable, in state courts of relevant jurisdictions.

If Sonic terminated Messrs. Mozden or Lipps on September 30, 2021, (not for cause), or if they elected to terminate their employment following a demotion or alteration of duties on September 30, 2021, or a change in control as defined in the employment agreements occurred in the case of Mr. Mozden and including a change of control in the case of Mr. Lipps, Sonic would be obligated to pay $300,000 and $299,571, respectively (based on fiscal 2021 and 2020 compensation for Messrs. Mozden and Lipps, respectively).  In addition, any non-vested rights of Messrs. Mozden and Lipps under the Employee Plans, would vest as of the date of employment termination. There would be no additional value of accelerated vesting of the options under these circumstances for Mr. Lipps as all of his outstanding options are exercisable.

Personal Benefits

Our executives receive a limited number of personal benefits certain of which are considered taxable income to them and which are described in the footnotes to the section of this Proxy Statement entitled “Summary Compensation Table.”

Internal Revenue Code Section 162(m)

Internal Revenue Code Section 162(m) limits the ability of a public company to deduct compensation in excess of $1 million paid annually to each of the Chief Executive Officer and each of the other executive officers named in the Summary Compensation Table. There are exemptions from this limit, including compensation that is based on the attainment of performance goals that are established by the Committee and approved by the Company stockholders. No executive officer was affected by this limitation in fiscal 2021.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of Sonic Foundry has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s 2021 Proxy Statement included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2021, as amended and filed in a Form 10-K.

Proxy Statement.

COMPENSATION COMMITTEE

Brian T. Wiegand, Chair

William St. Lawrence

Summary Compensation

The following table sets forth the compensation of our principal executive officer, our principal financial officer and our other executive officer for the fiscal year ended September 30, 2021.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($)(1) (f)	Non-Equity Incentive Plan Compensation ($)(2) (g)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($) (h)	All Other Compen- sation ($)(3) (i)	Total ($) (j)

Joe Mozden, Jr. (4)	2021	305,769	150,000	—	298,000	—	—	9,924	763,693

Ken Minor (5) Chief Financial Officer and Secretary	2021	86,252	—	—	—	—	—	—	86,252

Robert M. Lipps	2021	239,616	47,000	—	—	—	—	11,600	298,216
Executive Vice	2020	249,171	50,400	—	—	—	—	9,967	309,538
President - Sales	2019	242,810	—	—	—	34,077	—	9,100	285,987

(1)

The option awards in column (f) represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for stock options granted during the fiscal year. The assumptions and methodology used in calculating the compensation expense of the option awards are provided in Sonic’s Form 10-K.  See Note 1, “Accounting for Stock Based Compensation” in the Notes to the Consolidated Financial Statements in Sonic’s Form 10-K. The amounts in this column represent value attributed to the awards at the date of grant and not necessarily the actual value that will be realized by the executive. There can be no assurance that the options will ever be exercised (in which case no value will be realized by the executive) or that the value on exercise will equal the ASC Topic 718 value.

(2)	The amounts in column (g) represent cash bonuses which were awarded for performance during the fiscal year based on a pre-established formula.
(3)	The amount shown under column (i) for the fiscal year 2021 includes Sonic’s matching contribution under our 401(k) plan of $9,924 and $11,600 for Messrs. Mozden and Mr. Lipps.
(4)	Mr. Mozden was appointed CEO on September 14, 2020 and received no compensation in fiscal 2020.
(5)

Mr. Minor was appointed Interim CFO effective February 25, 2021 upon the retirement of Ms. Kelsy Boyd. His compensation represents payments made to his wholly owned consulting firm, Spotlight CFO Services, LLC.

Grants of Plan-Based Awards

The following table shows the plan-based awards granted to the Named Executive Officers during fiscal 2021.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All other stock awards: Number of Shares of stock or	All other option awards: Number of Securities Underlying	Exercise or base price of option awards	Grant Date fair Value of Stock and option awards
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold ($) (f)	Target ($) (g)	Maximum ($) (h)	units (#) (i)	Options (#) (j)	($/Sh) (1) (k)	($) (2) (l)
Joe Mozden, Jr.	10/20/21	—	—	—	—	—	—	—	200,000	3.16	298,000

(1)	Sonic grants employee stock options with exercise prices equal to the closing stock price on the date of grant.
(2)

The amount reported in column (l) represents the grant date fair value of the award following the required FASB ASC Topic 718 compensation methodology. Grant date fair value is calculated using the Lattice method. See Note 1, “Accounting for Stock Based Compensation” in the Notes to the Consolidated Financial Statements in Sonic’s Form 10-K for the fiscal year ended September 30, 2021 for an explanation of the methodology and assumptions used in FASB ASC Topic 718 valuation. With respect to the option grants, there can be no assurance that the options will ever be exercised (in which case no value will be realized by the executive) or that the value on exercise will equal the FASB ASC Topic 718 value.

Sonic grants options to its executive officers under our employee stock option plans. As of September 30, 2021, options to purchase a total of 1,779,479 shares were outstanding under the plans, and options to purchase 987,500 shares remained available for grant thereunder.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information concerning outstanding equity awards as of September 30, 2021 held by the Named Executive Officers.

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (1) (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (1) (e)	Option Expiration Date (1) (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Joe Mozden, Jr.	68,000	132,000	None	3.16	10/20/2030

Robert M. Lipps	40,000	0000	None	7.80	10/17/2022
	27,816			7.17	11/05/2025
	41,273			4.75	12/27/2026
	51,071			2.49	01/17/2028

(1)

All options were granted under our stockholder approved Employee Stock Option Plan. All unexercisable options listed in the table for Mr. Mozden become exercisable through July 14, 2023, in varying amounts.

Option Exercises and Stock Vested

The following table shows information concerning option exercises in fiscal 2021 by the Named Executive Officers.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

None

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance
	(a)	(b)	(c)

Equity compensation plans approved by security holders (1)	1,853,479	$4.44	1,634,960
Total	1,853,479	$4.44	1,634,960

(1)

Consists of the 2009 Stock Incentive Plan, the 2020 Equity Incentive Stock Option Plan, and the 2008 Non-Employee Directors Stock Option Plan. For further information regarding these plans, reference is made to Note 5 of the financial statements.

Compensation Committee Interlocks and Insider Participation

The members of the Executive Compensation Committee of Sonic's Board of Directors for fiscal 2021 were those named in the Executive Compensation Committee Report. No member of the Committee was at any time during fiscal 2021 or at any other time an officer or employee of Sonic Foundry, Inc.

No executive officer of Sonic Foundry, Inc. has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Board of Directors of Sonic Foundry.

PROPOSAL TWO: PROPOSAL TO AMEND THE 2020 EQUITY INCENTIVE PLAN

The Board of Directors recommends amending the 2020 Equity Incentive Plan (as amended, the “Amended 2020 Plan”) by increasing the shares that may be issued pursuant to the plan from 1,000,000 to 2,000,000.

Our Board believes that the Amended 2020 Plan is a vital component of our employee compensation programs, since it allows us the ability to compensate our employees, consultants and non-employee directors whose contributions are important to our success by offering them the opportunity to participate in our future performance while at the same time providing an incentive to build long-term stockholder value. We operate in a competitive market and new hire grants are essential in helping us attract talented individuals. Likewise, annual grants are essential in helping us retain and motivate our most valuable employees. Both new hire grants and annual grants help keep employees’ interests aligned with the interests of our stockholders. The Amended 2020 Plan is intended to increase the number of shares pursuant to the plan in order to provide sufficient shares for further grants. The 2020 Equity Incentive Plan, at the date of this filing, provided for the grant of up to 1,000,000 stock options, of which 714,750 were granted under the plan and 4,000 expired, leaving a balance of 289,250 available for grant. Under the Amended 2020 Plan, 1,289,250 shares will be available for grant.

Board Recommendation

We believe that the approval of the Amended 2020 Plan is appropriate. The Board believes that equity awards in meaningful amounts motivate high levels of performance, align the interests of our employees and stockholders by giving employees the perspective of an owner with an equity stake in the company and provide an effective means of recognizing employee contributions to the success of the company. The Board believes that equity awards are a competitive necessity in the environment in which we operate, and are essential to our continued success at recruiting and retaining the highly qualified technical and other key personnel who help the company meet its goals, as well as rewarding and encouraging current employees. The Board believes that the ability to continue granting meaningful equity awards will be important to our future success.

Summary of the 2020 Plan

The following paragraphs provide a summary of the principal features of the Amended 2020 Plan. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended 2020 Plan to give effect to this Proposal 2, a copy of which has been filed with the SEC with this proxy statement as Annex A. For purposes of this Summary of the Amended 2020 Plan, the term “Committee” refers to the Executive Compensation Committee, unless the context or applicable law requires otherwise.

Purpose. Our Amended 2020 Plan will advance the interests of Sonic Foundry and our stockholders by providing equity-based incentives that are necessary in today’s competitive labor market to attract, motivate, reward and retain employees, consultants, directors and other advisors upon whose judgment and contributions we depend for our success. The Amended 2020 Plan will allow us to achieve these purposes by providing for grants of stock options, stock appreciation rights, stock purchase rights, stock grants, RSU’s, performance shares and performance units.

Eligibility. We may grant awards to employees (including executive officers) and consultants of Sonic Foundry, our subsidiary corporations or other affiliated entities of Sonic Foundry and members of our Board. Pursuant to applicable tax law, we may grant incentive stock options only to employees; however, we may grant all other awards to any eligible participant. As of September 30, 2021, we had a total of 180 employees and six non-employee directors who would be eligible to be granted awards from the Amended 2020 Plan.

Shares Subject to the Amended 2020 Plan. We are proposing to increase the number of shares reserved under the 2020 Plan from 1,000,000 shares of our common stock to 2,000,000.

Shares Available for Grant.  If any award granted under the Amended 2020 Plan expires, lapses or otherwise terminates for any reason without having been exercised or settled in full, or if shares subject to forfeiture or repurchase upon failure to vest at termination are forfeited or repurchased, such shares will again become available for issuance under the Amended 2020 Plan in proportion to the number of shares by which the reserve was originally reduced at the time of grant or issuance. Shares will not be treated as having been issued under the Amended 2020 Plan, and will therefore not reduce the number of shares available for grant, to the extent an award is settled in cash (other than stock appreciation rights). Shares will be treated as having been issued under the Amended 2020 Plan to the extent such shares are withheld in satisfaction of tax withholding obligations or the payment of the award’s exercise or purchase price. Upon exercise of stock appreciation rights or net exercise of options, the gross number of shares exercised will be treated as having been issued under the Amended 2020 Plan. Shares issued under theAmended 2020 Plan may be authorized but unissued or reacquired shares of Sonic Foundry common stock or any combination thereof.

Share Adjustments for Changes in Capital Structure. Appropriate adjustments will be made to the number and class of shares reserved under the Amended 2020 Plan, the other numerical limits described in the Amended 2020 Plan and the number of shares and exercise or purchase price of outstanding awards granted under the Amended 2020 Plan, in the event of any change in our common stock through a stock split, stock dividend, merger, reorganization, or similar change in Sonic Foundry’s capital structure, or in the event of a dividend or distribution to our stockholders in a form other than Sonic Foundry common stock (excepting normal cash dividends) that has a material effect on the fair market value of shares of Sonic Foundry common stock.

Award Types. The Amended 2020 Plan authorizes the award of stock options, stock appreciation rights, stock grants, stock purchase rights, RSU’s, performance shares and performance units, as well as for services as a director, cash-based amounts (including, without limitation, retainers).

Administration. The Amended 2020 Plan will continue to be administered by the Board and the Committee (the “Plan Administrator”). The Board authorizes grants of awards to its directors. The Committee, which consists entirely of “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act, will be authorized to grant all types of awards to employees, executive officers and consultants. Subject to the provisions of the Amended 2020 Plan and the authority delegated to it by the Board, the Committee will determine, in its discretion, the persons to whom and the times at which awards are granted, the types and sizes of such awards, and all of their terms and conditions. The Plan Administrator interprets the Amended 2020 Plan and may also establish rules and policies for administration of the Amended 2020 Plan. The Plan Administrator will have the power and authority to make all determinations and take any actions with respect to the Amended 2020 Plan and awards granted under the Amended 2020 Plan that the Plan Administrator deems advisable and otherwise not inconsistent with the Amended 2020 Plan terms or applicable law.

Stock Options. The Plan Administrator may grant stock options under the Amended 2020 Plan. The exercise price of each stock option may not be less than the fair market value of a share of our common stock on the date of grant (except in connection with the assumption or substitution for another stock option in a manner qualifying under Sections 409A and 424(a) of the Internal Revenue Code of 1986, as amended (“Code”)). In addition, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of our stock or any subsidiary corporation of Sonic Foundry (a “Ten Percent Stockholder”) must have an exercise price equal to at least 110% of the fair market value of a share of our common stock on the date of grant.

The Plan Administrator may permit payment of the exercise price of an option in such form of consideration as approved by the Plan Administrator to the extent permitted by applicable law.

Stock options become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Plan Administrator. Stock options granted under the Amended 2020 Plan will expire not later than ten years from the date of grant and in no event will the term of an incentive stock option granted to a Ten Percent Stockholder exceed five years.

Stock Appreciation Rights. The Plan Administrator may grant stock appreciation rights either in tandem with a related stock option (a “Tandem SAR”) or independently of any stock option (a “Freestanding SAR”). A Tandem SAR requires the stock option holder to elect either the exercise of the underlying stock option for shares of common stock which will result in the surrender of the related Tandem SAR, or the exercise of the Tandem SAR which will result in the surrender of the related stock option. A Tandem SAR is exercisable only at the time and only to the extent that the related stock option is exercisable, while a Freestanding SAR is exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Plan Administrator, provided that a Freestanding SAR will expire not later than seven years from the date of grant. The exercise price of a stock appreciation right may not be less than the fair market value of a share of our common stock on the date of grant.

Upon the exercise of a stock appreciation right, the participant is entitled to receive an amount equal to the excess of the fair market value of the underlying shares of common stock as to which the right is exercised over the aggregate exercise price for such shares. At the Plan Administrator’s discretion, we may pay this stock price appreciation in cash, in shares of common stock whose fair market value on the exercise date equals the payment amount, or a combination of both. Payment generally is made in a lump sum as soon as possible following exercise.

Repricing Prohibition. Repricing a stock option or a stock appreciation right is prohibited without prior stockholder approval.

Stock Awards. Stock awards may be granted under the Amended 2020 Plan in the form of a stock grant, a stock purchase right or an RSU. No monetary payment is required for receipt of shares pursuant to a stock grant. The purchase price for shares issuable under each stock purchase right (and, if applicable, each RSU) will be established by the Plan Administrator in its discretion and may be paid in cash, by check, in cash equivalent, by such other lawful consideration as approved by the Plan Administrator, or any combination thereof.

Stock awards may be granted by the Plan Administrator subject to such restrictions for such periods as determined by the Plan Administrator and set forth in a written agreement between Sonic Foundry and the participant, and neither the award nor the shares acquired pursuant to the award may be sold or otherwise transferred or pledged until the restrictions lapse or are terminated. Restrictions may lapse in full or in installments on the basis of the participant’s continued service or other factors, such as the attainment of one or more performance goals established by the Plan Administrator.

Unless determined otherwise by the Plan Administrator, a participant generally will have all the rights of a stockholder including voting rights and right to receive dividends with respect to shares underlying a stock grant award but dividends shall not be paid to the participant unless the related stock grant award vests. The Plan Administrator may grant dividend equivalent rights with respect to restricted stock units but payments with respect to such dividend equivalent rights shall not be made unless the related RSUs vest.

Performance Awards. The Plan Administrator may grant performance shares and performance units (“performance awards”) subject to such conditions and the attainment of such performance goals over such periods as the Plan Administrator determines. Performance shares and performance units are unfunded bookkeeping entries generally having initial values equal to the fair market value determined on the grant date of one share of common stock and $100 per unit, respectively. Performance awards will specify a predetermined amount of performance shares or performance units that may be earned by the participant to the extent that one or more predetermined performance goals are attained within a predetermined performance period. We may settle performance awards to the extent earned in cash, shares of our common stock (including shares of restricted stock) or a combination of both. The Plan Administrator may grant dividend equivalent rights with respect to performance shares for cash dividends, which may be paid to the participant in the form of cash, shares of common stock or a combination of both but shall only be payable if the related performance shares are earned.

Generally, performance goals will be based on the achievement of company-wide, divisional or individual goals or any other basis determined by the Committee in its discretion.

Following completion of the applicable performance period, the Plan Administrator will determine the extent to which the applicable performance goals have been attained and the resulting value to be paid to the participant. The Plan Administrator may otherwise make positive or negative adjustments to performance award payments to participants to reflect the participant’s individual job performance or other factors determined by the Plan Administrator.

Clawback/Recovery. Any award granted under the Amended 2020 Plan is subject to recovery pursuant to any clawback requirements that the Plan Administrator sets forth in the award agreement and any clawback policy that Sonic Foundry otherwise is required to adopt under applicable law.

Change of Control. In the event of a “Change of Control” (as defined in the Amended 2020 Plan), the surviving, continuing successor or purchasing entity or its parent may, without the consent of any participant, either assume Sonic Foundry’s rights and obligations under outstanding awards or substitute substantially equivalent equity awards. If the acquiring entity elects not to do so, then all unexercised and unvested portions of all outstanding awards will become immediately exercisable and vested in full. Any awards which are not assumed or replaced in connection with a Change of Control or exercised prior to the Change of Control will terminate effective as of the time of the Change of Control. We may provide in the future additional benefits upon a Change of Control or other similar transactions.

Transferability. Generally, awards under the Amended 2020 Plan may not be transferred except by will or the laws of descent and distribution, and may be exercised during a participant’s lifetime only by the participant.

Tax Withholding. To the extent permitted by law, we may deduct from the shares issuable to a participant upon the exercise or settlement of an award, or to accept from the participant the tender of, shares having a value equal to all or any part of the tax withholding obligations; provided that, the value of shares withheld or tendered to satisfy any such tax withholding obligations may not exceed the amount determined by the Plan Administrator or the amount of taxes owed by the participant using the maximum statutory tax rate in the participant’s applicable jurisdiction.

Termination or Amendment. The Amended 2020 Plan will continue in effect until the first to occur of (1) its termination by the Board, or (2) the date on which all shares available for issuance under the Amended 2020 Plan have been issued and all restrictions on such shares under the terms of the Amended 2020 Plan and the agreements evidencing awards granted under the Amended 2020 Plan have lapsed. All incentive stock options must be granted, if at all, within ten years from the earlier of the date the Amended 2020 Plan is adopted by the Board (or the Committee) or the date the Amended 2020 Plan is duly approved by our stockholders.

The Plan Administrator may terminate or amend the Amended 2020 Plan at any time, provided that without stockholder approval, the 2020 Plan cannot be amended to effect any change that would require stockholder approval under any applicable law, regulation or rule. Further, generally no termination or amendment of the Amended 2020 Plan may adversely affect an outstanding award without the participant’s consent, unless such termination or amendment is necessary to comply with applicable law, regulation, or rule.

Summary of Federal Income Tax Consequences

The following summary is intended only as a general guide to the current U.S. federal income tax consequences of participation in the Amended 2020 Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances, and, among other considerations, does not describe state, local, or international tax consequences. Furthermore, the tax consequences are complex and subject to change, and a taxpayer’s particular situation may be such that some variation of the described rules is applicable.

Incentive Stock Options. A participant recognizes no taxable ordinary income as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. However, the exercise of an incentive stock option may increase the participant’s alternative minimum tax liability, if any.

If a participant holds stock acquired through the exercise of an incentive stock option for more than two years from the date on which the stock option was granted and more than one year after the date the stock option was exercised for those shares, any gain or loss on a disposition of those shares (a “qualifying disposition”) will be a long-term capital gain or loss. Upon such a qualifying disposition, Sonic Foundry will not be entitled to any income tax deduction.

Generally, if the participant disposes of the stock before the expiration of either of those holding periods described above (a “disqualifying disposition”), then at the time of such disqualifying disposition the participant will realize taxable ordinary income equal to the lesser of (1) the excess of the stock’s fair market value on the date of exercise over the exercise price, or (2) the participant’s actual gain, if any, on the purchase and sale. The participant’s additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long term or short term depending on whether the stock was held for more than one year. To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, generally Sonic Foundry will be entitled to a corresponding income tax deduction in the tax year in which the disqualifying disposition occurs.

Nonstatutory Stock Options and Stock Appreciation Rights. A participant generally recognizes no taxable ordinary income as a result of the grant of a nonstatutory stock option or stock appreciation right with a per share exercise price equal to not less than the fair market value of a share of the underlying stock on the date of grant. Upon exercise of a nonstatutory stock option or stock appreciation right, the participant generally recognizes ordinary income in the amount equal to the excess of the fair market value of the exercised shares on the date of purchase over the exercise price of such shares. Generally, Sonic Foundry will be entitled to an income tax deduction in the taxable year in which such ordinary income is recognized by the participant.

Upon the disposition of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss.

Stock Grants and Stock Purchase Rights. A participant acquiring stock generally will recognize ordinary income equal to the difference between the fair market value of the shares on the “determination date” and the participant’s purchase price, if any. The “determination date” is the date on which the participant acquires the shares unless they are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (1) the date on which the shares become transferable, or (2) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as a capital gain or loss. Such gain or loss will be long term or short term depending on whether the stock was held for more than one year. Sonic Foundry generally will be entitled to a corresponding income tax deduction in the taxable year in which ordinary income is recognized by the participant.

Restricted Stock Units. A participant generally recognizes no taxable ordinary income as a result of the grant of an RSU award. In general, the participant will recognize ordinary income in the year in which the shares subject to that award vest and are actually issued to the participant, in an amount equal to the fair market value of the shares on the date of issuance. Sonic Foundry generally will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant for the taxable year in which such ordinary income is recognized by the participant.

Performance Awards. A participant generally will recognize no income as a result of the grant of a performance share or performance unit award. Upon the settlement of such awards, participants generally will recognize ordinary income in the year of receipt in an amount equal to the cash received, if any, and the fair market value of any unrestricted shares received. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described above in “Stock Grants and Stock Purchase Rights.” Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the “determination date,” will be taxed as a capital gain or loss. Sonic Foundry generally will be entitled to a deduction equal to the amount of ordinary income recognized by the participant for the taxable year in which such ordinary income is recognized by the participant.

Limitation on Deductions. Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to each covered employee exceeds $1 million.

Section 409A. Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2020 Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation actually or constructively is received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Awards Under the Plan

Awards under the Amended 2020 Plan would be made at the discretion of the Committee. Therefore, the benefits and amounts that will be received or allocated under the Amended 2020 Plan in the future are not determinable at this time. No awards have been granted that are contingent on the approval of the Amended 2020 Plan.

Approval of the Amended 2020 Plan requires the affirmative vote of the holders of a majority of the shares entitled to vote at this meeting.

Recommendation of Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL TWO AMENDING THE 2020 EQUITY INCENTIVE PLAN.

PROPOSAL THREE: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors, upon the recommendation of the Audit Committee, has appointed the firm of Wipfli LLP (“Wipfli”) as independent auditors to audit our financial statements for the year ending September 30, 2022, and has further directed that management submit the selection of independent public accountants for ratification by the stockholders at the Annual Meeting.

Stockholder ratification of the selection of Wipfli as our independent auditors is not required by our Bylaws or otherwise. However, the Board is submitting the selection of Wipfli to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board and the Audit Committee in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of Sonic and its stockholders.

The ratification of the appointment of Wipfli as independent public accountants requires the approval of a majority of the votes cast at the Annual Meeting.

Recommendation of Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL THREE RATIFYING THE APPOINTMENT OF WIPFLI AS INDEPENDENT AUDITORS FOR SONIC FOUNDRY.

Relations with Independent Auditors

The Company, upon the recommendation of its audit committee has selected Wipfli, LLP (“Wipfli”) as its independent auditor for the fiscal year ending September 30, 2022.

During the years ended September 30, 2021 and 2020, neither the Company nor its audit committee consulted Wipfli with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, as defined in Item 304(a)(2)(i) of Regulation S-K, for which was concluded an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue. Likewise, neither the Company nor the audit committee consulted Wipfli regarding any matter that was the subject of a disagreement or a reportable event, as defined in Item 304(a)(2)(ii) of Regulation S-K.

As stated in Proposal 3, the Board has selected Wipfli to serve as our independent auditors for the fiscal year ending September 30, 2022.

Audit services performed by Wipfli for Fiscal years 2021 and 2020 consisted of the examination of our financial statements, review of fiscal quarter results, and services related to filings with the Securities and Exchange Commission (SEC). We also retained Wipfli to perform certain audit related services associated with the audit of our benefit plan. All fees paid to Wipfli were reviewed, considered for independence and upon determination that such payments were compatible with maintaining such auditors’ independence, approved by Sonic’s audit committee prior to performance.

Fiscal Years 2021 and 2020 Audit Firm Fee Summary

During fiscal years 2021 and 2020, we retained our principal accountants to provide services in the following categories and amounts:

	Years Ended September 30,
	2021	2020
Wipfli LLP
Audit Fees	$270,580	$276,135
Audit Related	11,000	10,850
Tax Fees	30,090	35,867

All of the services described above were approved by Sonic’s audit committee prior to performance. The Audit Committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditors, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting. The audit committee has determined that the payments made to its independent accountants for these services are compatible with maintaining such auditors’ independence.

REPORT OF THE AUDIT COMMITTEE 1

The Audit Committee's role includes the oversight of our financial, accounting and reporting processes, our system of internal accounting and financial controls and our compliance with related legal and regulatory requirements, the appointment, engagement, termination and oversight of our independent auditors, including conducting a review of their independence, reviewing and approving the planned scope of our annual audit, overseeing the independent auditors' audit work, reviewing and pre-approving any audit and non-audit services that may be performed by them, reviewing with management and our independent auditors the adequacy of our internal financial controls, and reviewing our critical accounting policies and the application of accounting principles. The Audit Committee held five meetings during fiscal 2021.

Messrs. Murphy, Jangda and Wiegand meet the rules of the SEC for audit committee membership and are "independent" as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act and under Nasdaq listing standards. A copy of the Audit Committee Charter is available on Sonic’s website.

As set forth in the Audit Committee Charter, management of Sonic is responsible for the preparation, presentation and integrity of Sonic’s financial statements and for the effectiveness of internal control over financial reporting. Management and the accounting department are responsible for maintaining Sonic’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing Sonic’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

We have reviewed and discussed with our independent auditors, Wipfli, matters required to be discussed pursuant to Auditing Standard No. 16 (Communications with Audit Committees) as promulgated by the Public Company Accounting Oversight Board. We have received from the auditors a formal written statement describing the relationships between the auditor and Sonic that might bear on the auditor's independence consistent with applicable requirements of the Public Company Accounting Oversight Board. We have discussed with Wipfli matters relating to its independence, including a review of audit related fees, and considered the compatibility of non-audit services with the auditors' independence.

1 The material in this report is not “soliciting material”, is not deemed filed with the SEC, and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

The members of the Audit Committee are not full-time employees of Sonic and are not performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards. Members of the Committee necessarily rely on the information provided to them by management and the independent accountants. Accordingly, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of Sonic’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Sonic’s auditors are in fact “independent.”

We have reviewed and discussed with management and Wipfli the audited financial statements. We discussed with Wipfli the overall scope and plans of their audit. We met with Wipfli, with and without management present, to discuss results of their examination and the overall quality of Sonic’s financial reporting.

Based on the reviews and discussions referred to above and our review of Sonic’s audited financial statements for fiscal 2021, we recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2021, for filing with the SEC effective December 9, 2021.

Respectfully submitted,

AUDIT COMMITTEE

Nelson A. Murphy, Chair

Brian T. Wiegand

Taha Jangda

CERTAIN TRANSACTIONS

Frederick H. Kopko, Jr., a director and stockholder of Sonic Foundry, is a partner in McBreen & Kopko. Pursuant to the 2008 Non-Employee Directors Plan, Mr. Kopko was granted options to purchase 18,000 shares of Common Stock at exercise prices ranging from $1.39 to $10.07. During fiscal 2020, we paid the Chicago law firm of McBreen & Kopko certain compensation for legal services rendered subject to standard billing rates.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Sonic's officers and directors, and persons who own more than ten percent of the Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely upon a review of Forms 3 and Forms 4 furnished to us pursuant to Rule 16a-3 under the Exchange Act during our most recent fiscal year, to Sonic Foundry's knowledge, all reporting persons complied with all applicable filing requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended.

Code of Ethics

Sonic has adopted a Code of Ethics (as defined in Item 406 of Regulation S-K) that applies to its principal executive, financial and accounting officers. Sonic Foundry will provide a copy of its code of ethics, without charge, to any investor who requests it. Requests should be addressed in writing to Mr. Ken Minor, Corporate Secretary, 222 West Washington Ave, Madison, WI 53703.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Any stockholder who desires to contact our Board or specific members of our Board may do so electronically by sending an email to the following address: directors@sonicfoundry.com. Alternatively, a stockholder can contact our Board or specific members of our Board by writing to: Secretary, Sonic Foundry Incorporated, 222 West Washington Avenue, Madison, WI 53703.

Each communication received by the Secretary will be promptly forwarded to the specified party following normal business procedures. The communication will not be opened but rather will be delivered unopened to the intended recipient. In the case of communications to the Board or any group or committee of Directors, the Secretary will open the communication and will make sufficient copies of the contents to send to each Director who is a member of the group or committee to which the envelope is addressed.

STOCKHOLDER PROPOSALS FOR 2022 ANNUAL MEETING OF STOCKHOLDERS

Requirements for Stockholder Proposals to be Considered for Inclusion in Sonic's Proxy Materials.

Stockholders of Sonic may submit proposals on matters appropriate for stockholder action at meetings of Sonic's stockholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934. For such proposals to be included in Sonic's proxy materials relating to its 2022 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by Sonic no later than the anniversary date of 120 days prior to the date of this proxy statement (September 27, 2022). Such proposals should be delivered to Corporate Secretary, Sonic Foundry, Inc., 222 West Washington Avenue, Madison, Wisconsin 53703.

Requirements for Stockholders Proposals to be Brought Before the Annual Meeting.

Sonic's bylaws provide that, except in the case of proposals made in accordance with Rule 14a-8, for stockholder nominations to the Board of Directors or other proposals to be considered at an annual meeting of stockholders, the stockholder must have given timely notice thereof in writing to the Secretary not less than ninety nor more than one hundred twenty calendar days prior to the anniversary of the date on which Sonic held its immediately preceding annual meeting of stockholders. To be timely for the 2022 Annual Meeting of Stockholders, a stockholder's notice must be delivered or mailed to and received by Sonic's Secretary at the principal executive offices of Sonic between November 10, 2022 and December 10, 2022. However, in the event that the annual meeting is advanced by more than 30 days or delayed by more than 60 days from March 10, 2023, to be timely, notice by the stockholders must be so received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth calendar day following the date on which public announcement of the date of the annual meeting is first made. In no event will the public announcement of an adjournment of an annual meeting of stockholders commence a new time period for the giving of a stockholder's notice as provided above. A stockholder's notice to Sonic's Secretary must set forth the information required by Sonic's bylaws with respect to each matter the stockholder proposes to bring before the Annual Meeting.

In addition, the proxy solicited by the Board of Directors for the 2022 Annual Meeting of Stockholders will confer discretionary authority to vote on (i) any proposal presented by a stockholder at that meeting for which Sonic has not been provided with notice on or prior to the anniversary date of 45 days prior to the date of this proxy statement (December 11, 2022) and (ii) any other proposal, if the 2022 proxy statement briefly describes the matter and how management's proxy holders intend to vote on it, and if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934. Notwithstanding the above, all stockholder proposals must comply with the provisions of Sonic’s bylaws.

OTHER MATTERS

The Board of Directors has at this time no knowledge of any matters to be brought before this year's Annual Meeting other than those referred to above. However, if any other matters properly come before this year's Annual Meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such matters.

GENERAL

A copy of our Annual Report to Stockholders for the fiscal year ended September 30, 2021 is being mailed, together with this Proxy Statement, to each stockholder. Additional copies of such Annual Report and of the Notice of Annual Meeting, this Proxy Statement and the accompanying proxy may be obtained from us. We will, upon request, reimburse brokers, banks and other nominees, for costs incurred by them in forwarding proxy material and the Annual Report to beneficial owners of Common Stock. In addition, directors, officers and regular employees of Sonic and its subsidiaries, at no additional compensation, may solicit proxies by telephone, telegram or in person. All expenses in connection with soliciting management proxies for this year's Annual Meeting, including the cost of preparing, assembling and mailing the Notice of Annual Meeting, this Proxy Statement and the accompanying proxy are to be paid by Sonic.

Sonic will provide without charge (except for exhibits) to any record or beneficial owner of its securities, on written request, a copy of Sonic's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended September 30, 2021, including the financial statements and schedules thereto. Exhibits to said report, and exhibits to this proxy statement, will be provided upon payment of fees limited to Sonic's reasonable expenses in furnishing such exhibits. Written requests should be directed to Investor Relations, 222 West Washington Avenue, Madison, Wisconsin 53703. We also make available, free of charge, at the “Investor Information” section of our website, our annual report on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K, our proxy statement, amendments and exhibits to such reports as soon as practicable after the filing of such reports, exhibits and proxy statements with the Securities and Exchange Commission.

In order to assure the presence of the necessary quorum at this year's virtual Annual Meeting, and to save Sonic the expense of further mailings, please date, sign and mail the enclosed proxy promptly in the envelope provided. No postage is required if mailed within the United States. The signing of a proxy will not prevent a stockholder of record from voting virtually at the meeting.

January 27, 2022	By Order of the Board of Directors, /s/ Ken Minor Ken Minor, Secretary

SONIC FOUNDRY, INC.
ATTN: KEN MINOR
222 W. WASHINGTON AVE
MADISON, WI 53703

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D65953-P65525

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SONIC FOUNDRY, INC.

The Board of Directors recommends you vote FOR the following:

Nominee:	**For**	**Withhold**
1a. Brian T. Wiegand	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document is available at www.proxyvote.com.

D65954-P65525

SONIC FOUNDRY, INC.
Annual Meeting of Stockholders
March 10, 2022 9:00 AM Central Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Joe Mozden Jr. and Ken Minor, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Sonic Foundry, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. Central Time on March 10, 2022 at www.sonicfoundry.com/investors/annual-meeting and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEE LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR THE PROPOSALS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side